Exhibit 4.4

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT AND APPLICABLE STATE LAW OR OTHERWISE IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Company:	Angie’s List, Inc., a Delaware corporation
Number of Shares:	11,030
Class of Stock:	Common Stock
Initial Exercise Price:	$68.00 per share
Issue Date:	August 31, 2011
Expiration Date:	August 31, 2018

THIS WARRANT TO PURCHASE SHARES OF COMMON STOCK CERTIFIES THAT, for value received, receipt of which is hereby acknowledged, ORIX Finance Equity Investors, LP, a Delaware limited partnership (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of Common Stock (collectively, the “Shares”), $0.001 par value, of Angie’s List, Inc., a Delaware corporation (the “Company”), at the initial exercise price per Share (the “Warrant Price”) set forth above, as constituted on the date hereof and as may be adjusted pursuant to the other terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is being issued pursuant to a Loan and Security Agreement among the Company, ORIX Venture Finance LLC and Bridge Bank, National Association, dated as of August 31, 2011 (the “Loan Agreement”). Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.

ARTICLE 1.  SHARES; EXERCISE.

1.1        Number of Shares.   The number of Shares initially subject to this Warrant shall initially be the number of Shares set forth above.

1.2        Method of Exercise.   Holder may exercise this Warrant by delivering (including a facsimile transmission) a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.3, Holder shall also deliver to the Company the aggregate Warrant Price for the Shares being purchased (i) by wire transfer or by check, or (ii) by notice of cancellation of indebtedness of the Company to Holder, or (iii) a combination of (i) and (ii).

1.3        Conversion Right.   In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon the proposed whole or partial exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.6 below.

1.4        Effective Date of Exercise.   This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. The person entitled to receive the Shares issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.

1.5        No Rights of Stockholder.   This Warrant does not entitle Holder to any voting rights as a stockholder of the Company or to receive any dividends or other distributions or be deemed as an owner of the Shares prior to the exercise or conversion hereof. Upon exercise or conversion hereof, as set forth herein, Holder shall be deemed to be a stockholder of the Company holding the number of shares of Common Stock as to which this Warrant has been exercised on the date the Notice of Exercise in substantially the form attached as Appendix 1 has been delivered to the principal office of the Company with any payment or other documents called for by the terms hereof.

1.6        Fair Market Value.   If the Shares are traded on a national securities exchange or NASDAQ Global Stock Market or other quotation system, the fair market value of the Shares shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the date of exercise of the conversion right set forth in Section 1.3. If the Shares are not otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the date of exercise of the conversion right set forth in Section 1.3. If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the Company and Holder are unable to agree on such investment banking firm, then the Holder shall select three reputable investment banking firms, and from those three firms the Company shall select one to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder

1.7        Delivery of Certificate and New Warrant.   Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired shall be delivered to Holder.

1.8        Replacement of Warrants.   On receipt of an affidavit of an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.9        Acquisition of the Company.   Upon the closing of any Acquisition that is not a Qualifying Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. Upon the closing of a Qualifying Acquisition, this Warrant shall terminate and be of no further force or effect if not exercised by Holder immediately prior to or in connection with such Qualifying Acquisition, provided that the Holder may elect to receive the consideration (net of the Warrant Price) payable in such Qualifying Acquisition, without exercising this Warrant, that would have been owed to Holder if this Warrant was exercised immediately prior to or in connection with such Qualifying Acquisition. As used herein, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company in which the holders of the Company’s voting securities before the transaction (for such purpose treating all outstanding options and warrants to purchase voting securities of the Company as having been exercised and treating all outstanding debt and equity securities convertible into voting securities of the Company as having been converted) beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction; and “Qualifying Acquisition” means any Acquisition in which the consideration payable to the Company and/or its stockholders consists solely of cash and/or unrestricted, publicly traded securities.

1.10        Automatic Exercise Prior to Expiration.   To the extent this Warrant is not previously exercised or converted as to all of the Shares subject hereto, and if the fair market value of one Share is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 1.3 above (even if not surrendered) immediately before its expiration date as set forth in this Warrant. For purposes of such automatic exercise, the fair market value of one Share upon such expiration shall be determined pursuant to Section 1.6 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

ARTICLE 2.  ADJUSTMENTS TO THE SHARES.

2.1        Stock Dividends, Splits, Etc.   If after the date hereof the Company declares or pays a dividend on its Stock payable in Common Stock, or subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise or conversion of this Warrant for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of property to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2        Reclassification, Exchange, Substitution, Merger or Registered Public Offering.   Upon any reclassification, exchange, substitution, merger, registered public offering, or other event that results in a change of the number, class and/or kind of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant (other than as a result of a subdivision, combination or stock dividend provided for in Section 2.1 and/or Section 2.3 hereof), the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised or converted immediately before such reclassification, exchange, substitution, merger, registered public offering, or other event. After the occurrence of such an event, the Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, registered public offering, or other events.

2.3        Adjustments for Combinations, Etc.   If after the date hereof the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.4        No Impairment.   The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section against impairment.

2.5        Fractional Shares.   No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder a cash amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6        Certificate as to Adjustments; Other Adjustments.   Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1        Representations and Warranties.   The Company hereby represents and warrants to the Holder as follows:

   (a)        The initial Warrant Price hereunder is not greater than the most recent issue price of the Company’s Common Stock that occurred (or the most recent exercise price of any option or warrant to acquire Common stock that was issued) immediately prior to the date hereof.

   (b)        All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein and as set forth in that certain Right of First Refusal and Co-Sale Agreement by and among the Company and the stockholders of the Company, dated March 15, 2011, as may be amended from time to time (the “ROFR Agreement”) or under applicable federal and state securities laws. The Company shall, at all times, reserve a sufficient number of shares of Common Stock for issuance upon Holder’s exercise of its rights hereunder and conversion of the Shares.

   (c)        The Capitalization Table attached hereto as Exhibit A is true and complete as of the Issue Date.

3.2        Notice of Certain Events.   If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least ten (10) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3        Information Rights.   So long as the Holder holds this Warrant, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the stockholders of the Company, (b) annual financial statements, audited by independent certified public accountants, and certified by an Officer of the Company, within one hundred twenty (120) days after the end of each fiscal year of the Company, and (c) a Company-prepared quarterly financial statement of the Company, within forty-five (45) days after the end of each fiscal quarter of the Company.

3.4        Registration Under Securities Act of 1933, as amended.   So long as Holder executes and delivers a counterpart signature page or joinder agreement to the Company’s Amended and Restated Investors’ Rights Agreement dated March 15, 2011, as may be amended from time to time (the “Rights Agreement”), in connection with any exercise of this Warrant, the Holder shall have those rights applicable to holders of Common Stock under the Rights Agreement.

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1        Purchase for Own Account.   Except for transfers to Holder’s affiliates, this Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the 1933 Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2        Disclosure of Information.   The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3        Investment Experience.   The Holder: (i) has experience as an investor in securities and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4        Accredited Investor Status.   The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

4.5        Financial Risk.   The Holder has such knowledge and experience in financial and business matters as to capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

4.6        Private Issue.   The Holder understands (i) that this Warrant and the Shares issuable upon exercise of the Holder’s rights contained herein are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Article IV.

ARTICLE 5.   MISCELLANEOUS

5.1        Term.   This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

5.2        Legends.   This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT AND APPLICABLE STATE LAW OR OTHERWISE IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

5.3        Compliance with Securities Laws on Transfer.   This Warrant and the Shares issuable upon exercise or conversion of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

5.4        Transfer Procedure.   Subject to the provisions of Section 5.2 and Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise or conversion of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5        Notices.   All notices and other communications shall be in writing and sent in accordance with Section 10 of the Loan Agreement.

5.6        Waiver; Amendment.   This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7        Issue Tax.   The issuance of the securities subject to this Warrant shall be made without charge to the Holder for any issue tax (other than applicable income taxes) in respect thereof.

5.8        Attorneys Fees.   In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable attorneys’ fees.

5.9        Governing Law.   This Warrant and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of Holder and Company shall be governed by, and construed in accordance with the internal laws (and not the conflict of laws rules) of the State of Delaware.

5.10        Execution of Stockholder Documents.   Simultaneously with the exercise or conversion of this Warrant, the Holder shall execute and deliver counterpart signature pages to the Rights Agreement, the ROFR Agreement, and the Amended and Restated Voting Agreement dated as of March 15, 2011, as amended and as may be amended from time to time.

[Signatures on Next Page]

Company:

Angie’s List, Inc.

By:	/s/ Robert R. Millard
Name: Robert R. Millard
Title: CFO

Holder:

ORIX Finance Equity Investors, LP, a Delaware limited partnership

By:	/s/ Christopher L. Smith

Name: Christopher L. Smith

Title: Manager

[Signature Page—Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.         The undersigned hereby elects to purchase              shares of the Common Stock of Angie’s List, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.         The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to                          of the Shares covered by the Warrant.

[Strike paragraph above that does not apply.]

2.         Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

3.         The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

Date